Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-132370 and 333-132370-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale of securities is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 2, 2008

PRICING SUPPLEMENT NO. 2008-MTNDD342 AND NO. 2008-MTNDD343 DATED             , 2008

(TO PROSPECTUS SUPPLEMENT DATED APRIL 13, 2006 AND PROSPECTUS DATED MARCH 10, 2006)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Buffer Notes Based Upon the iShares® Russell 1000® Growth Index Fund

Buffer Notes Based Upon the iShares® Russell 1000® Value Index Fund

Due             , 2010

$10.00 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■

This pricing supplement relates to two separate offerings of Buffer Notes: Buffer Notes Based Upon the iShares®Russell 1000® Growth Index Fund, which we refer to as the Russell 1000® Growth Index Fund notes; and Buffer Notes Based Upon the iShares® Russell 1000® Value Index Fund, which we refer to as the Russell 1000® Value Index Fund notes. We refer to the Russell 1000® Growth Index Fund notes and the Russell 1000® Value Index Fund notes, together, as the notes.

■

We refer to any one of the iShares®Russell 1000® Growth Index Fund and the iShares®Russell 1000® Value Index Fund as the Underlying Fund and, together, the Underlying Funds. We refer to the shares of any one of the Underlying Funds as the Underlying Fund Shares and to the shares of the Underlying Funds, together, as the Underlying Funds Shares. Each series of notes offered by this pricing supplement is based upon only one of the Underlying Funds. The notes are not based upon the return of a basket made up of the Underlying Funds.

■	The notes will mature on , 2010. We will not make any payments on the notes prior to maturity.
■

You will receive at maturity, for each note you then hold, a maturity payment based on the percentage change in the closing price of the applicable Underlying Fund Shares from the date on which the notes are priced for initial sale to the public (which we refer to as the pricing date) to the third trading day before maturity (which we refer to as the valuation date). The maturity payment may be greater than, equal to or less than your initial investment in the notes.

■

If the closing price of the applicable Underlying Fund Shares on the valuation date (which we refer to as the ending price) is greater than the closing price of the applicable Underlying Fund Shares on the pricing date (which we refer to as the starting price), at maturity you will receive, for each note you then hold, the $10 principal amount per note plus a note return amount equal to the product of (i) $10, (ii) the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date (which we refer to as the fund percentage change), and (iii) approximately 300% (to be determined on the pricing date), subject to a maximum total return on the Russell 1000® Growth Index Fund notes of approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Growth Index Fund notes, and subject to a maximum total return on the Russell 1000® Value Index Fund notes of approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Value Index Fund notes.

■

If the ending price of the applicable Underlying Fund Shares is less than or equal to 100% of the starting price but greater than or equal to 85% of the starting price, the note return amount will be zero and at maturity you will receive, for each note you then hold, the $10 principal amount per note.

■

If the ending price of the applicable Underlying Fund Shares is less than 85% of the starting price (representing a decrease of more than 15% from the starting price), at maturity you will receive for each related note you then hold the $10 principal amount per note plus a note return amount equal to the product of (i) $10 and (ii) the sum of (a) the fund percentage change (which will be negative) and (b) 15%. Thus, if the ending price of the applicable Underlying Fund Shares is less than 85% of the starting price (regardless of the closing price of the applicable Underlying Fund Shares at any other time during the term of the notes), the maturity payment on the related notes will be less than your initial investment of $10 per note and your investment will result in a loss. In this case, you could lose as much as 85% of your initial investment in the notes.

■	The notes are not principal protected. At maturity you could receive an amount less than your initial investment in the notes.
■	We will not apply to list the notes on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-9.

“iShares®” is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Citigroup Global Markets and its affiliates. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing or sale of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

		Public Offering Price	Underwriting Discount (including the Sales Commission described below)	Proceeds to Citigroup Funding Inc.
Per Russell 1000® Growth Index Fund Note		$10.000	$0.175	$9.825
Total for all Russell 1000® Growth Index Fund Notes	$		$	$
Per Russell 1000® Value Index Fund Note		$10.000	$0.175	$9.825
Total for all Russell 1000® Value Index Fund Notes	$		$	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.175 for each $10.000 note sold in this offering. Certain dealers, including Citi International Financial Services, a broker-dealer affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.150 from this underwriting fee for each note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.150 for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution” in this pricing supplement for more information.

Citigroup Global Markets Inc. expects to deliver the notes to purchasers on or about             , 2008.

Investment Products

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Buffer Notes Based Upon the iShares Russell 1000® Growth Index Fund (the “Russell 1000® Growth Index Fund notes”) are investments linked to the iShares Russell 1000® Growth Index Fund, an exchange-traded fund that tracks the Russell 1000® Growth Index. The Buffer Notes Based Upon the iShares Russell 1000® Value Index Fund (the “Russell 1000® Value Index Fund notes” and, together with the Russell 1000® Growth Index Fund notes, the “notes”) are investments linked to the iShares Russell 1000® Value Index Fund, an exchange-traded fund that tracks the Russell 1000® Value Index. We refer to any one of the iShares®Russell 1000® Growth Index Fund and the iShares®Russell 1000® Value Index Fund as the Underlying Fund and, together, the Underlying Funds. We refer to the shares of any one of the Underlying Funds as the Underlying Fund Shares, and to the shares of the Underlying Funds, together, as the Underlying Funds Shares. Each series of notes offered by this pricing supplement is based upon only one of the Underlying Funds. The notes are not based upon the absolute return of a basket made up of the Underlying Funds.

The notes that offer a potential return at maturity based on an enhanced upside participation in any increase in the price of the applicable Underlying Fund Shares during the term of the notes, subject to the applicable maximum total return, while also providing full protection against a decline of 15% or less in the price of the applicable Underlying Fund Shares and limited protection against a decline of more than 15% in the price of the applicable Underlying Fund Shares. The notes are not principal protected and do not pay periodic interest. The return on the notes, if any, is based upon the applicable Underlying Fund Shares.

At maturity you will receive, for each note you then hold, a maturity payment based on the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date (which we refer to as the fund percentage change), which may be greater than, equal to or less than your initial investment in the notes. If the closing price of the applicable Underlying Fund Shares on the valuation date (which we refer to as the ending price) is greater than the closing price of the applicable Underlying Fund Shares on the pricing date (which we refer to as the starting price), the maturity payment will equal the $10 principal amount per note plus a note return amount equal to the product of (i) $10, (ii) the fund percentage change and (iii) approximately 300% (to be determined on the pricing date), subject to a maximum total return on the Russell 1000® Growth Index Fund notes of approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Growth Index Fund notes, and subject to a maximum total return on the Russell 1000® Value Index Fund notes of approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Value Index Fund notes. If the ending price of the applicable Underlying Fund Shares is less than or equal to 100% of the starting price but greater than or equal to 85% of the starting price, the note return amount will equal zero and the maturity payment will equal the $10 principal amount per note. If the ending price of the applicable Underlying Fund Shares is less than 85% of the starting price (representing a decrease of more than 15% from the starting price), the maturity payment will equal the $10 principal amount per note plus a note return amount equal to the product of (i) $10 and (ii) the sum of (a) the fund percentage change (which will be negative) and (b) 15%. Thus, if the ending price of the applicable Underlying Fund Shares is less than 85% of the starting price (regardless of the closing price of the applicable Underlying Fund Shares at any other time during the term of the notes), the maturity payment will be less than your initial investment in the notes and your investment will result in a loss. In this case, you could lose as much as 85% of your initial investment in the notes.

Because the maximum total return over the term of the Russell 1000® Growth Index Fund notes is limited to approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Growth Index Fund notes, in no circumstance will the payment you receive at maturity be more than approximately $11.30 to $11.50 per Russell 1000® Growth Index Fund note (to be determined on the pricing date). Because the maximum total return over the term of the Russell 1000® Value Index Fund notes is limited to approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Value Index Fund notes, in no circumstance will the payment you receive at maturity be more than approximately $11.50 to $11.70 per Russell 1000® Value Index Fund note (to be determined on the pricing date).

The notes will mature on             , 2010 and do not provide for earlier redemption. The notes are two series of unsecured senior debt securities issued by Citigroup Funding Inc., the payments on which are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding, and as a result of the guarantee any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the principal amount of your investment at maturity is not guaranteed.

Each note represents a principal amount of $10. In order to invest in the Russell 1000® Growth Index Fund notes you must make a minimum investment of $100,000 (10,000 Russell 1000® Growth Index Fund notes). Similarly, in order to invest in the Russell 1000® Value Index Fund notes you must make a minimum investment of $100,000 (10,000 Russell 1000® Value Index Fund notes). You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the securities through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

No. We will not make any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Funds Shares or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, the indices upon which the Underlying Funds are respectively based.

What Will I Receive at Maturity of the Notes?

At maturity you will receive for each note an amount in cash equal to $10 plus a note return amount, which may be positive, zero or negative. Because the note return amount may be negative, the maturity payment could be less than the $10 principal amount per note and your investment could result in a loss of as much as 85% of your initial investment in the notes.

How Is the Fund Percentage Change Defined?

The note return amount will be based on the percentage change of the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date. The fund percentage change will equal the following fraction:

Ending Price – Starting Price
Starting Price

The starting price will equal the closing price of the applicable Underlying Fund Shares on the pricing date.

The ending price will equal the closing price of the applicable Underlying Fund Shares on the valuation date.

How Will the Note Return Amount Be Calculated?

The calculation of the note return amount depends on whether the fund percentage change is positive, zero or negative:

•	If the fund percentage change is positive, the note return amount will be positive and will equal:

$10 × Fund Percentage Change × Upside Participation Rate,

subject to the applicable maximum total return on the notes

The upside participation rate will equal approximately 300% (to be determined on the pricing date). Because the maximum total return over the term of the Russell 1000® Growth Index Fund notes is limited to approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Growth Index Fund notes, in no circumstance will the payment you receive at maturity be more than approximately $11.30 to $11.50 per Russell 1000® Growth Index Fund note (to be determined on the pricing date). Because the maximum total return over the term of the Russell 1000® Value Index Fund notes is limited to approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Value Index Fund notes, in no circumstance will the payment you receive at maturity be more than approximately $11.50 to $11.70 per Russell 1000® Value Index Fund note (to be determined on the pricing date).

•	If the fund percentage change is from and including 0% to and including –15%, the note return amount will be zero.

•	If the fund percentage change is less than –15%, the note return amount will be negative and will equal:

$10 × (Fund Percentage Change + 15%)

Thus, if the closing price of the applicable Underlying Fund Shares decreases by more than 15%, the fund percentage change and the note return amount will be negative and the amount you receive at maturity will be less than $10 per note and could be as low as $1.50 per $10 note.

For more specific information about the note return amount, the fund percentage change, the closing price, the determination of a trading day and the effect of a market disruption event on the determination of the note return amount and the fund percentage change, please see “Description of the Notes — Note Return Amount” in this pricing supplement.

Is There a Possibility of Loss of Principal?

Yes. If the ending price of the applicable Underlying Fund Shares is less than 85% of the starting price, at maturity you will receive less than the $10 principal amount per note, and you could lose as much as 85% of your initial investment in the notes. This will be true even if the closing price of the applicable Underlying Fund Shares was equal to or greater than 85% of the starting price at one or more times over the term of the notes but is less than 85% of the starting price on the valuation date. Even if the ending price of the applicable Underlying Fund Shares is greater than the starting price, the total yield on the notes may be less than that which would be payable on a conventional fixed-rate, debt security of Citigroup Funding Inc. of comparable maturity. You should refer to “Risk Factors Relating to the Notes — The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments for the Russell 1000® Growth Index Fund Notes?

For examples setting forth hypothetical maturity payments of the Russell 1000® Growth Index Fund Notes, see “Description of the Notes — What You Could Receive at Maturity of the Russell 1000® Growth Index Fund Notes — Hypothetical Examples” in this pricing supplement.

Where Can I Find Examples of Hypothetical Maturity Payments for the Russell 1000® Value Index Fund Notes?

For examples setting forth hypothetical maturity payments of the Russell 1000® Value Index Fund Notes, see “Description of the Notes — What You Could Receive at Maturity of the Russell 1000® Value Index Fund Notes — Hypothetical Examples” in this pricing supplement.

What Is the iShares Russell 1000® Growth Index Fund?

The iShares®Russell 1000 Growth Index Fund seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000® Growth Index.

The fund uses a “Representative Sampling” strategy to try to track the Russell 1000® Growth Index, which means it invests in a representative sample of securities in the Russell 1000® Growth Index, which have a similar investment profile as the Russell 1000® Growth Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 1000® Growth Index. The iShares®Russell 1000® Growth Index Fund’s top portfolio holdings can be found on iShares® website.

The fund does not fully replicate the iShares® Russell 1000® Growth Index and may hold securities not included in the iShares®Russell 1000® Growth Index. Therefore, the fund is subject to management risk. Management risk is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. See “Risk Factors — The Closing Price of the Underlying Funds Shares May Not Completely Track the Value of the Russell 1000® Growth Index or Russell 1000® Value Index.”

Additional information on the fund, including its makeup, method of calculation, and changes in its components, is included in this pricing supplement under “Description of the iShares® Russell 1000® Growth Index Fund”. All such disclosures in this pricing supplement on the fund are derived from publicly available information. None of Citigroup Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Russell 1000® Growth Index Fund shares or the stocks of the companies included in the Russell 1000® Growth Index.

What Is the iShares Russell 1000® Value Index Fund?

The iShares® Russell 1000® Value Index Fund seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization value sector of the U.S. equity market, as represented by the Russell 1000® Value Index.

The fund uses a “Representative Sampling” strategy to try to track the Russell 1000® Value Index, which means it invests in a representative sample of securities in the Russell 1000® Value Index, which have a similar investment profile as the Russell 1000® Value Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 1000® Value Index. The iShares®Russell 1000® Value Index Fund’s top portfolio holdings can be found on iShares® website.

The fund does not fully replicate the iShares®Russell 1000 Value Index and may hold securities not included in the iShares®Russell 1000® Value Index. Therefore, the fund is subject to management risk. Management risk is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. See “Risk Factors — The Closing Price of the Underlying Funds Shares May Not Completely Track the Value of the Russell 1000® Growth Index or the Russell 1000® Value Index.”

Additional information on the fund, including its makeup, method of calculation, and changes in its components, is included in this pricing supplement under “Description of the iShares® Russell 1000® Value Index Fund”. All such disclosures in this pricing supplement on the fund are derived from publicly available information. None of Citigroup Funding, Citigroup Inc., or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the Russell 1000® Value Index Fund shares or the stocks of the companies included in the Russell 1000® Value Index.

What Are the Russell 1000® Value Index and the Russell 1000® Growth Index and What Do They Measure?

Unless otherwise stated, all information on the Russell 1000® Value Index and the Russell 1000® Growth Index provided in this pricing supplement is derived from the Russell Investment Group, which we refer to as Russell, or other publicly available sources.

The Russell 1000® Growth Index is an index calculated, published and disseminated by Russell, and measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index determined by Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Value Index is an index calculated, published and disseminated by Russell, and measures the capitalization-weighted price performance of the Russell 1000® Component Stocks, determined by Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values.

All stocks included in the Russell 1000® Growth Index and the Russell 1000® Value Index are traded on the NYSE, the AMEX, or the NASDAQ Stock Market. The Russell 1000® Index consists of the 1,000 largest companies included in the Russell 3000E TM Index, and is designed to track the performance of the large capitalization segment of the U.S. equity market. The Russell 3000E TM Index is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market.

For further information on the Russell 1000® Value Index and the Russell 1000® Growth Index, including their makeup, method of calculation and changes in its components, see “Description of the Russell 1000® Value Index and the Russell 1000® Growth Index” in this pricing supplement.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Russell 1000® Value Index or the Russell 1000® Growth Index.

How Have the Shares of the iShares® Russell 1000® Growth Index Fund Performed Historically?

We have provided a graph showing the daily closing prices of the shares of the iShares Russell 1000® Growth Index Fund, as reported on the NYSE Arca, from January 2, 2003 to October 1, 2008, and a table showing the high and low closing prices for and dividends paid on the shares of the iShares® Russell 1000® Growth Index Fund for each quarter since the first quarter of 2003. You can find this graph and this table in the section “Historical Data on the iShares® Russell 1000® Growth Index Fund Shares” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the fund shares in recent years. However, past performance is not indicative of how the fund shares will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — The Historical Performance of the Fund Shares Is Not an Indication of the Future Performance of the Fund Shares” in this pricing supplement.

How Have the Shares of the iShares® Russell 1000® Value Index Fund Performed Historically?

We have provided a graph showing the daily closing prices of the shares of the iShares® Russell 1000® Value Index Fund, as reported on the NYSE Arca, from January 2, 2003 to October 1, 2008, and a table showing the high and low closing prices for and dividends paid on the shares of the iShares® Russell 1000® Value Index Fund for each quarter since the first quarter of 2003. You can find this graph and this table in the section “Historical Data on the iShares® Russell 1000® Value Index Fund Shares” in this pricing supplement. We have provided this historical information to help you evaluate the behavior of the fund shares in recent years. However, past performance is not indicative of how the fund shares will perform in the future. You should also refer to the section “Risk Factors Relating to the Notes — The Historical Performance of the Fund Shares Is Not an Indication of the Future Performance of the Fund Shares” in this pricing supplement.

What Are the U.S. Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a note as a cash-settled prepaid forward contract, subject to a floor, on the value of the applicable Underlying Fund Shares on the valuation date, pursuant to which forward contract, at maturity you will receive the cash value of the applicable Underlying Fund Shares subject to certain adjustments. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your obligation under the note. Under this treatment, at maturity or upon the sale or other taxable disposition of a note, you will generally have capital gain or loss equal to the difference between the cash you receive and your adjusted tax basis in the notes. Subject to the discussion below regarding the possible characterization of some gains as ordinary income under Section 1260 of the Internal Revenue Code of 1986 (“Section 1260”), such gain or loss generally will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. Although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Due to the absence of authority as to the proper characterization of the notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to you. In addition, the IRS and U.S. Treasury Department have recently requested public comments on a comprehensive set of tax policy issues (including timing and character) related to financial instruments similar to notes. Finally, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the notes) acquired after the date of the legislation’s enactment. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

Any capital gain realized upon maturity, sale or other disposition of the notes by a holder that is not a U.S. person will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

No. The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding Inc.?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding Inc. and Citigroup Inc.’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets Inc., is the agent for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets and/or other of our broker-dealer affiliates intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described in the sections “Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus. However, neither Citigroup Global Markets nor any of these affiliates will be obligated to engage in any market-making activities, or continue such activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. Potential conflicts of interest may exist between Citigroup Global Markets and you as a holder of the notes.

Can You Tell Me More About the Effect of Citigroup Funding Inc.’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Underlying Funds Shares or one or more of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index or in other instruments, such as options, swaps or futures, based upon the Underlying Funds Shares, the Russell 1000® Growth Index, the Russell 1000® Value Index, or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index. This hedging activity could affect the price of the Underlying Funds Shares and therefore the market value of the notes. The costs of maintaining or adjusting this hedging activity could also affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the notes declines. You should refer to “Risk Factors Relating to the Notes —The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws, including individual retirement accounts, (which we call “Plans”) will be permitted to purchase and hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes. The notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that the maturity payment will be based on the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the applicable Underlying Fund Shares and other events that are difficult to predict and beyond our control.

The Notes Are Not Principal Protected. You Will Receive Less Than Your Initial Investment at Maturity if the Closing Price of the Fund Shares Declines By More Than 15% From the Pricing Date to the Valuation Date

The amount payable at maturity will depend on the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date. If the closing price of the applicable Underlying Fund Shares on the valuation date has declined more than 15% from its closing price on the pricing date, the amount you receive for each note will be less than the $10 you paid for each note and could be as low as $1.50 per $10 note. This will be true even if the closing price of the applicable Underlying Fund Shares is equal to or greater than 85% of the starting price at one or more times during the term of the notes but is less than 85% of the starting price on the valuation date.

You Will Not Receive Any Periodic Payments on the Notes

You will not receive any periodic payments of interest or any other periodic payments on the notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Funds Shares or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index.

The Appreciation of Your Investment in the Notes Will Be Limited

Because the maximum total return over the term of the Russell 1000® Growth Index Fund notes is limited to approximately 13% to 15% (to be determined on the pricing date) and because the maximum total return over the term of the Russell 1000® Value Index Fund notes is limited to approximately 15% to 17% (to be determined on the pricing date), the notes may provide less opportunity for appreciation than an investment in an instrument directly linked to the applicable Underlying Fund Shares. If the ending price of the Russell 1000® Growth Index Fund exceeds its starting price by more than approximately 13% to 15% (to be determined on the pricing date), or if the ending price of the Russell 1000® Value Index Fund exceeds its starting price by more than approximately 15% to 17%, the appreciation on an investment in the notes will be less than the appreciation on an investment in the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, or an investment in an instrument that is directly linked to the applicable Underlying Fund Shares but is not subject to the maximum total return.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

The notes do not pay any interest. As a result, if the ending price of the iShares®Russell 1000® Growth Index Fund shares is less than (an increase of % from the starting price), taking into account the upside participation rate, the yield on the Russell 1000® Growth Index Fund notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity. If the ending price of the iShares®Russell 1000® Value Index Fund shares is less than (an increase of % from the starting price), taking into account the upside participation rate, the yield on the Russell 1000® Value Index Fund notes will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The Price at Which You Will Be Able to Sell Your Notes Prior to Maturity Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the price of the applicable Underlying Fund Shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Underlying Funds Shares. We expect that the market value of the notes will depend substantially on the amount, if any, by which the closing price of the applicable Underlying Fund Shares changes from the starting price. However, changes in the price of the applicable Underlying Fund Shares may not always be reflected in full or in part, in the market value of the notes. If you choose to sell your notes when the price of the applicable Underlying Fund Shares exceeds the starting price, you may receive substantially less than the amount that would be payable at maturity because of expectations that the price of the applicable Underlying Fund Shares will continue to fluctuate from that time to the valuation date. If you choose to sell your notes when the price of the applicable Underlying Fund Shares is below 85% of the starting price, you will likely receive less than the amount you originally invested.

Trading prices of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which those stocks are traded, and by various circumstances that can influence the prices of such stocks in a specific market segment of a particular stock. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding, its affiliates and other market participants can also affect the price of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index and, therefore, the closing price of the Underlying Funds Shares and the market value of the notes.

Volatility of the Underlying Funds Shares. Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the price of the Underlying Funds Shares changes during the term of the notes, the market value of the notes may decrease.

Events Involving the Companies Included in the Russell 1000® Growth Index or the Russell 1000® Value Index. General economic conditions and earnings results of the companies whose stocks are included in the Russell 1000® Growth Index or the Russell 1000® Value Index and real or anticipated changes in those conditions or results may affect the value of the Underlying Funds Shares and the market value of the notes. In addition, if the dividend yield on those stocks increases, we expect that the value of the notes may decrease because the price of the Underlying Funds Shares will decrease when the value of the dividend payments for those stocks purchased by the Underlying Funds are paid to holders of the Underlying Funds Shares.

Interest Rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount. As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Underlying Funds Shares the longer the time remaining to maturity. A “time premium” or “discount” results from expectations concerning the price of the Underlying Funds Shares during the period prior to the maturity of the notes. However, as the time remaining to maturity decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities. Hedging activities related to the notes by one or more of our affiliates will likely involve trading in the Underlying Funds Shares, one or more of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index or in other instruments, such as options, swaps or futures, based upon the Underlying Funds Shares, the Russell 1000® Growth Index or the Russell 1000® Value Index, or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index. This hedging activity could affect the price of the Underlying Funds Shares and, therefore, the market value of the notes. It is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines. Profits or loss from this hedging activity could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market.

Credit Ratings, Financial Condition and Result of Citigroup Funding and Citigroup Inc. Actual or anticipated changes in the financial condition or results of Citigroup Funding or the credit ratings, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Trading Price of the Underlying Funds Shares May Not Completely Track the Value of the Russell 1000® Growth Index or the Russell 1000® Value Index

Although the trading price of the Underlying Funds Shares is expected to generally mirror the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, the trading price of the Underlying Funds Shares may not completely track the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. The trading price of the Underlying Funds Shares will reflect transaction costs and fees that are not included in the calculation of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. Additionally, because the Underlying Funds may hold a small percentage of stocks other than the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, the Underlying Funds may not fully replicate the performance of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. See “Description of the Russell 1000® Growth Index and the Russell 1000® Value Index” in this pricing supplement.

The Historical Performance of the Fund Shares Is Not an Indication of the Future Performance of the Fund Shares

The historical performance of each of the Underlying Fund Shares, which is included in this pricing supplement, should not be taken as an indication of the future performance of the applicable Underlying Fund Shares during the term of the notes. Changes in the trading price of the applicable Underlying Fund Shares will affect the trading price of the related notes, but it is impossible to predict whether the trading price of the applicable Underlying Fund Shares will fall or rise.

The Volatility of the Closing Price of the Underlying Funds Shares May Result in Your Receiving at Maturity an Amount Less Than the Amount You Initially Invested in the Notes

Historically, the closing price of the Underlying Funds Shares has been volatile. From January 2, 2003 to], 2008, the closing price of the iShares Russell 1000® Growth Index Fund shares has been as low as $34.52 per share and as high as $58.70. From January 2, 2003 to October 1, 2008, the closing price of the iShares Russell 1000® Value Index Fund shares has been as low as $40.80 per share and as high as $89.78. Because the note return amount depends upon the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date, if the ending price is less than 85% of the starting price, at maturity you will receive less than the amount you initially invested in the related notes. The volatility of the closing price of the applicable Underlying Fund Shares may result in your receiving at maturity an amount less than $10 per note, in which case your investment in the related notes will result in a loss.

Your Return on the Notes May Be Lower Than the Return of a Note Based Upon a Different Combination of Securities from the large capitalization segment of the U.S. Equity Market.

The price of the applicable Underlying Fund Shares will be primarily determined by the value of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. There is no guarantee that the combination stocks represented by each of such indices will actually perform better than a different combination of stocks from the large capitalization segment of the U.S. equity market and may cause your return on the notes, if any, to be less than the return on a note linked to a different combination of securities from the large capitalization segment of the U.S. equity market.

Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the Russell 1000® Growth Index or the Russell 1000® Value Index

Your return on the notes will not reflect the return you would realize if you actually owned the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index and purchased by the Underlying Funds. Although the price of the Underlying Funds Shares will seek to generally mirror the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, the price of the Underlying Funds Shares may not completely track the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. The price of the Underlying Funds Shares will reflect transaction costs and fees that are not included in the calculation of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable. As a result, the return on the notes may be less than the return you would realize if you actually owned the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, even if the ending price of the applicable Underlying Fund Shares is greater than the starting price. In addition, if the dividend yield on those stocks increases, we expect that the value of the notes may decrease because the price of the Underlying Funds Shares will decrease when the value of the dividend payments for those stocks purchased by the Underlying Funds are paid to holders of the Underlying Funds Shares.

You May Not Be Able To Sell Your Notes if an Active Trading Market for the Notes Does Not Develop

There is currently no secondary market for the notes. Citigroup Global Markets currently intends, but is not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to maturity and this may reduce the price you receive.

The Market Value of the Notes May Be Affected by Purchases and Sales of the Underlying Funds Shares, the Stocks Included in the Russell 1000® Growth Index or the Russell 1000® Value Index or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.

Citigroup Funding’s affiliates, including Citigroup Global Markets, may from time to time buy or sell the Underlying Funds Shares, the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index or derivative instruments relating to the Underlying Funds Shares or such stocks for their own accounts in connection with their normal business practices. These transactions could affect the value of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index and thus, the price of the Underlying Funds Shares and the market value of the notes.

Citigroup Global Markets, an Affiliate of Citigroup Funding and Citigroup Inc., Is the Calculation Agent, Which Could Result in a Conflict of Interest

Citigroup Global Markets, which is acting as the calculation agent for the notes, is an affiliate of ours. As a result, Citigroup Global Markets’ duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the Underlying Funds Shares, one or more of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index or in other instruments, such as options, swaps or futures, based upon the Underlying Funds Shares or such stocks. This hedging activity may present a conflict between your interest in the notes and the interests we and our affiliates have in executing, maintaining and adjusting our hedge transactions because it could affect the price of the Underlying Funds Shares and therefore the market value of the notes. It could also be adverse to your interest if it affects the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging our obligation under the notes involves risk and may be influenced by a number of factors, it is possible that we or our affiliates may profit from our hedging activity, even if the market value of the notes declines.

You Will Have No Rights Against the Underlying Funds, the publisher of the Russell 1000® Growth Index or the Russell 1000® Value Index, or Any Issuer of Any Stock Included in the Russell 1000® Growth Index or the Russell 1000® Value Index

You will have no rights against the Underlying Funds, the publisher of the Russell 1000® Growth Index or the Russell 1000® Value Index, or any issuer of any stock included in the Russell 1000® Growth Index or the Russell 1000® Value Index, even though the amount you receive at maturity will depend on the percentage change in the closing price of the applicable Underlying Fund Shares from the pricing date to the valuation date, and such price is based on the prices of the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, the indices on which the Underlying Funds are respectively based. By investing in the notes you will not acquire any of the Underlying Funds Shares nor any shares of stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index and you will not receive any dividends or other distributions, if any, with respect to the Underlying Funds Shares or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index. The Underlying Funds, the publishers of the Russell 1000® Growth Index and the Russell 1000® Value Index, and the issuers of the stocks included in such indices are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

The United States Federal Income Tax Consequences of the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. It is currently unclear in what manner Section 1260 of the Internal Revenue Code of 1986 would apply to recharacterize any gains realized in respect of the notes. Although the matter is not clear, it is possible that a portion of long-term capital gains, if any, realized by you in respect of the notes could be recharacterized as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

DESCRIPTION OF THE NOTES

The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

General

The Buffer Notes Based Upon the iShares®Russell 1000® Growth Index Fund (the “Russell 1000® Growth Index Fund Notes”) are investments linked to the iShares®Russell 1000® Growth Index Fund, an exchange-traded fund that tracks the Russell 1000® Growth Index. The Buffer Notes Based Upon the iShares®Russell 1000® Value Index Fund (the “Russell 1000® Value Index Fund Notes” and, together with the Russell 1000® Growth Index Fund Notes, the “Notes”) are investments linked to the iShares®Russell 1000® Value Index Fund, an exchange-traded fund that tracks the Russell 1000® Value Index. We refer to any one of the iShares®Russell 1000® Growth Index Fund and the iShares®Russell 1000® Value Index Fund as the Underlying Fund and, together, the Underlying Funds. We refer to the shares of any one of the Underlying Funds as the Underlying Fund Shares, and to the shares of the Underlying Funds, together, as the Underlying Funds Shares. Each series of Notes offered by this pricing supplement is based upon only one of the Underlying Funds. The Notes are not based upon the absolute return of a basket made up of the Underlying Funds.

The Notes that offer a potential return at maturity based on an enhanced upside participation in any increase in the price of the applicable Underlying Fund Shares during the term of the Notes, subject to the applicable maximum total return, while also providing full protection against a decline of 15% or less in the price of the applicable Underlying Fund Shares and limited protection against a decline of more than 15% in the price of the applicable Underlying Fund Shares. The Notes are not principal protected and do not pay periodic interest. The return on the Notes, if any, is based upon the applicable Underlying Fund Shares.

At maturity you will receive for each Note you then hold, a maturity payment based on the percentage change in the Closing Price of the applicable Underlying Fund Shares from the Pricing Date to the Valuation Date (which we refer to as the Fund Percentage Change), which may be greater than, equal to or less than your initial investment in the Notes. If the Ending Price of the applicable Underlying Fund Shares is greater than the Starting Price, the maturity payment will equal the $10 principal amount per Note plus a Note Return Amount equal to the product of (i) $10, (ii) the Fund Percentage Change, and (iii) approximately 300% (to be determined on the Pricing Date), subject to a maximum total return on the Russell 1000® Growth Index Fund notes of approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Growth Index Fund Notes, and subject to a maximum total return on the Russell 1000® Value Index Fund Notes of approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the pricing date) of the principal amount of the Russell 1000® Value Index Fund Notes. If the Ending Price of the applicable Underlying Fund Shares is less than or equal to 100% of the Starting Price but greater than or equal to 85% of the Starting Price, the Note Return Amount will equal zero and the maturity payment will equal the $10 principal amount per Note. If the Ending Price of the applicable Underlying Fund Shares is less than 85% of the Starting Price (representing a decrease of more than 15% from the Starting Price), the maturity payment will equal the $10 principal amount per Note plus a Note Return Amount equal to the product of (i) $10 and (ii) the sum of (a) the Fund Percentage Change (which will be negative) and (b) 15%. Thus, if the Ending Price of the applicable Underlying Fund Shares is less than 85% of the Starting Price (regardless of the closing price of the applicable Underlying Fund Shares at any other time during the term of the Notes), the maturity payment will be less than your initial investment in the Notes and your investment in the Notes will result in a loss. In this case, you could lose as much as 85% of your initial investment in the Notes.

Because the maximum total return over the term of the Russell 1000® Growth Index Fund Notes is limited to approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Russell 1000® Growth Index Fund Notes, in no circumstance will the payment you receive at maturity be more than approximately $11.30 to $11.50 per Russell 1000® Growth Index Fund Note (to be determined on the Pricing Date). Because the maximum total return over the term of the Russell 1000® Value Index Fund Notes is limited to approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Russell 1000® Value Index Fund Notes, in no circumstance will the payment you receive at maturity be more than approximately $11.50 to $11.70 per Russell 1000® Value Index Fund Note (to be determined on the Pricing Date).

The Notes are two series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate principal amount of Russell 1000® Growth Index Fund Notes issued will be $             (             Russell 1000® Growth Index Fund Notes). The aggregate principal amount of Russell 1000® Value Index Fund Notes issued will be $             (             Russell 1000® Value Index Fund Notes). In order to invest in the Russell 1000® Growth Index Fund Notes, a minimum investment of $100,000 (10,000 Russell 1000® Growth Index Fund notes) is required. Similarly, in order to invest in the Russell 1000® Value Index Fund Notes, a minimum investment of $100,000 (10,000 Russell 1000® Value Index Fund notes) is required. The Notes will mature on             , 2010. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Interest

We will not make any periodic payments of interest or any other periodic payments on the Notes. Additionally, you will not be entitled to receive dividend payments or other distributions, if any, made on the Underlying Funds Shares or the stocks included in the Russell 1000® Growth Index or the Russell 1000® Value Index, the indices upon which the Underlying Funds are respectively based.

Payment at Maturity

The Notes will mature on            , 2010. At maturity you will receive for each Note an amount in cash equal to $10 plus a Note Return Amount, which may be positive, zero or negative. Because the Note Return Amount may be negative, the maturity payment could be less than the $10 principal amount per Note, in which case, your investment will result in a loss. You could lose as much as 85% of your initial investment in the Notes.

Note Return Amount

The Note Return Amount will be based on the Fund Percentage Change of the applicable Underlying Fund Shares, which will equal the following fraction:

Ending Price – Starting Price
Starting Price

The Starting Price will equal the Closing Price of the applicable Underlying Fund Shares on the Pricing Date.

The Pricing Date means the date on which the Notes will be priced for initial sale to the public.

The Ending Price will equal the Closing Price of the applicable Underlying Fund Shares on the Valuation Date.

The Valuation Date means the third Trading Day before the Maturity Date.

The calculation of the Note Return Amount will depend on whether the Fund Percentage Change is positive, zero or negative:

•	If the Fund Percentage Change is positive, the Note Return Amount will be positive and will equal:

$10 × Fund Percentage Change × Upside Participation Rate,

subject to the applicable maximum total return on the Notes

The Upside Participation Rate will equal approximately 300% (to be determined on the Pricing Date). Because the maximum total return over the term of the Russell 1000® Growth Index Fund Notes is limited to approximately 13% to 15% (approximately 7.80% to 9.00% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Russell 1000® Growth Index Fund Notes, in no circumstance will the payment you receive at maturity be more than approximately $11.30 to $11.50 per Russell 1000® Growth Index Fund Note (to be determined on the Pricing Date). Because the maximum total return over the term of the Russell 1000® Value Index Fund Notes is limited to approximately 15% to 17% (approximately 9.00% to 10.20% per annum on a simple interest basis) (to be determined on the Pricing Date) of the principal amount of the Russell 1000® Value Index Fund Notes, in no circumstance will the payment you receive at maturity be more than approximately $11.70 to $11.90 per Russell 1000® Value Index Fund Note (to be determined on the Pricing Date).

•	If the Fund Percentage Change is from and including 0% to and including –15%, the Note Return Amount will be zero.

•	If the Fund Percentage Change is less than –15%, the Note Return Amount will be negative and will equal:

$10 × (Fund Percentage Change + 15%)

Thus, if the Closing Price of the applicable Underlying Fund Shares decreases by more than 15%, the Fund Percentage Change and the Note Return Amount will be negative and the amount you receive at maturity will be less than $10 per Note and could be as low as $1.50 per $10 Note.

The “Closing Price” of the applicable Underlying Fund Shares (or any other security for which a Closing Price must be determined, as described under “— Delisting or Suspension of Trading in the applicable Underlying Fund Shares; Termination of the Russell 1000® Growth Index or the Russell 1000® Value Index” below) on any date of determination will be (1) if the shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the shares are listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization; provided that if the Closing Price of any other security for which a Closing Price must be determined is traded one or more non-U.S. securities exchanges or markets, then the Closing Price of such security will be the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal non-U.S. securities exchange or market on which the security is traded, expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York City certified by the New York Federal Reserve Bank for customs purposes on that date, or if this rate is unavailable, such rate as the Calculation Agent may determine. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event is occurring, but not past the Valuation Date prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the applicable Underlying Fund Shares or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Trading Day” means, with respect to each Underlying Fund, a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States.

A “Market Disruption Event” means, with respect to each Underlying Fund and as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the applicable Underlying Fund Shares (or any other security for which a Closing Price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, or any successor index, or (3) any options contracts or futures contracts relating to the applicable Underlying Fund Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, will be based on a comparison of the portion of the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, attributable to that security relative to the overall value of the applicable Underlying Fund, in each case immediately before that suspension or limitation.

What You Could Receive at Maturity of the Russell 1000® Growth Index Fund Notes — Hypothetical Examples

The examples below show hypothetical maturity payments on the Russell 1000® Growth Index Fund Notes for a range of hypothetical Ending Prices of the iShares® Russell 1000® Growth Index Fund shares. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different closing prices of the iShares®Russell 1000® Growth Index Fund shares on the amount you will receive in respect of the Russell 1000® Growth Index Fund Notes at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per Russell 1000® Growth Index Fund Note ($100,000 minimum investment)

•	Starting Price: $50

•	Upside Participation Rate: 300%

•	Buffer Value: 15%

•	Maturity: 1.667 years

•	Maximum Total Return: 14% (approximately 8.40% per annum on a simple interest basis)

•	Annual dividend yield on the Applicable Underlying Fund Shares: 1.10%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Starting Price, Ending Price, Upside Participation Rate and maximum total return.

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

OF THE RUSSELL 1000® GROWTH INDEX FUND NOTES(1)

Hypothetical Ending Value of the iShares® Russell 1000® Growth Index Fund Shares(1)	Hypothetical Percentage Change of the iShares® Russell 1000® Growth Index Fund Shares(2)	Hypothetical Total Return on the iShares® Russell 1000® Growth Index Fund Shares(3)	Hypothetical Total Return on the Russell 1000® Growth Index Fund Notes(4)	Hypothetical Per Annum Return on the Russell 1000® Growth Index Fund Notes	Hypothetical Note Return Amount Per Russell 1000® Growth Index Fund Note(5)	Hypothetical Maturity Payment Per Russell 1000® Growth Index Fund Note(6)
0.00	-100.00%	-98.17%	-85.00%	-50.99%	-$8.50	$1.50
25.00	-50.00%	-48.17%	-35.00%	-21.00%	-$3.50	$6.50
37.50	-25.00%	-23.17%	-10.00%	-6.00%	-$1.00	$9.00
38.75	-22.50%	-20.67%	-7.50%	-4.50%	-$0.75	$9.25
40.00	-20.00%	-18.17%	-5.00%	-3.00%	-$0.50	$9.50
41.25	-17.50%	-15.67%	-2.50%	-1.50%	-$0.25	$9.75
42.50	-15.00%	-13.17%	0.00%	0.00%	$0.00	$10.00
43.75	-12.50%	-10.67%	0.00%	0.00%	$0.00	$10.00
45.00	-10.00%	-8.17%	0.00%	0.00%	$0.00	$10.00
46.25	-7.50%	-5.67%	0.00%	0.00%	$0.00	$10.00
47.50	-5.00%	-3.17%	0.00%	0.00%	$0.00	$10.00
48.75	-2.50%	-0.67%	0.00%	0.00%	$0.00	$10.00
50.00	0.00%	1.83%	0.00%	0.00%	$0.00	$10.00
51.25	2.50%	4.33%	7.50%	4.50%	$0.75	$10.75
52.50	5.00%	6.83%	14.00%	8.40%	$1.40	$11.40
53.75	7.50%	9.33%	14.00%	8.40%	$1.40	$11.40
55.00	10.00%	11.83%	14.00%	8.40%	$1.40	$11.40
56.25	12.50%	14.33%	14.00%	8.40%	$1.40	$11.40
57.50	15.00%	16.83%	14.00%	8.40%	$1.40	$11.40
58.75	17.50%	19.33%	14.00%	8.40%	$1.40	$11.40
60.00	20.00%	21.83%	14.00%	8.40%	$1.40	$11.40
61.25	22.50%	24.33%	14.00%	8.40%	$1.40	$11.40
62.50	25.00%	26.83%	14.00%	8.40%	$1.40	$11.40
63.75	27.50%	29.33%	14.00%	8.40%	$1.40	$11.40
65.00	30.00%	31.83%	14.00%	8.40%	$1.40	$11.40
66.25	32.50%	34.33%	14.00%	8.40%	$1.40	$11.40
67.50	35.00%	36.83%	14.00%	8.40%	$1.40	$11.40

(1)	If the Notes are purchased or sold in the secondary market, the hypothetical returns of the table will not apply.
(2)	Fund Percentage Change = (Ending Price – Starting Price) / Starting Price, expressed as a percentage.
(3)	Assumes the dividend yield on the is not compounded annually and is not reinvested.

(4)	The hypothetical total return on the Russell 1000® Growth Index Fund Notes excludes any dividends paid on the Applicable Underlying Fund Shares and is calculated as follows:

•

If the hypothetical Fund Percentage Change is positive, the hypothetical total return will equal the product of (i) the hypothetical Fund Percentage Change x 300%, subject to the hypothetical maximum return on the Notes of 14% (approximately 8.40% per annum on a simple interest basis).

•	If the hypothetical Fund Percentage Change is from and including 0% to and including –15%, the hypothetical total return will equal 0%.

•	If the hypothetical Fund Percentage Change is less than –15%, the hypothetical total return will equal the hypothetical Fund Percentage Change + 15%.

(5)	Hypothetical Note Return Amount = $10 x hypothetical total return on the Notes.
(6)	Hypothetical maturity payment per Note = $10 + hypothetical Note Return Amount.

What You Could Receive at Maturity of the Russell 1000® Value Index Fund Notes—Hypothetical Examples

The examples below show hypothetical maturity payments on the Russell 1000® Value Index Fund Notes for a range of hypothetical Ending Prices of the iShares® Russell 1000® Value Index Fund shares. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different closing prices of the iShares Russell 1000® Value Index Fund shares on the amount you will receive in respect of the Russell 1000® Value Index Fund Notes at maturity. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per Russell 1000® Value Index Fund Note ($100,000 minimum investment)

•	Starting Price: $66

•	Upside Participation Rate: 300%

•	Buffer Value: 15%

•	Maturity: 1.667 years

•	Maximum Total Return: 16% (approximately 9.60% per annum on a simple interest basis)

•	Annual dividend yield on the Applicable Underlying Fund Shares: 2.90%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The value of the actual amount you receive at maturity will depend on the actual Note Return Amount, which, in turn, will depend on the actual Starting Price, Ending Price, Upside Participation Rate and maximum total return.

TABLE OF HYPOTHETICAL PAYMENTS AT MATURITY

OF THE RUSSELL 1000® VALUE INDEX FUND NOTES (1)

Hypothetical Ending Value of the iShares® Russell 1000® ValueIndex Fund Shares(1)	Hypothetical Percentage Change of the iShares® Russell 1000® Value Index Fund Shares(2)	Hypothetical Total Return on the iShares® Russell 1000® Value Index Fund Shares(3)	Hypothetical Total Return on the Russell 1000® Value Index Fund Notes(4)	Hypothetical Per Annum Return on the Russell 1000® Value Index Fund Notes	Hypothetical Note Return Amount Per Russell 1000® Value Index Fund Note(5)	Hypothetical Maturity Payment Per Russell 1000® Value Index Fund Note(6)
0.00	-100.00%	-95.16%	-85.00%	-50.90%	-$8.50	$1.50
33.00	-50.00%	-45.16%	-35.00%	-20.96%	-$3.50	$6.50
49.50	-25.00%	-20.16%	-10.00%	-5.99%	-$1.00	$9.00
51.15	-22.50%	-17.66%	-7.50%	-4.49%	-$0.75	$9.25
52.80	-20.00%	-15.16%	-5.00%	-2.99%	-$0.50	$9.50
54.45	-17.50%	-12.66%	-2.50%	-1.50%	-$0.25	$9.75
56.10	-15.00%	-10.16%	0.00%	0.00%	$0.00	$10.00
57.75	-12.50%	-7.66%	0.00%	0.00%	$0.00	$10.00
59.40	-10.00%	-5.16%	0.00%	0.00%	$0.00	$10.00
61.05	-7.50%	-2.66%	0.00%	0.00%	$0.00	$10.00
62.70	-5.00%	-0.16%	0.00%	0.00%	$0.00	$10.00
64.35	-2.50%	2.34%	0.00%	0.00%	$0.00	$10.00
66.00	0.00%	4.84%	0.00%	0.00%	$0.00	$10.00
67.65	2.50%	7.34%	7.50%	4.49%	$0.75	$10.75
69.30	5.00%	9.84%	15.00%	8.98%	$1.50	$11.50
70.95	7.50%	12.34%	16.00%	9.58%	$1.60	$11.60
72.60	10.00%	14.84%	16.00%	9.58%	$1.60	$11.60
74.25	12.50%	17.34%	16.00%	9.58%	$1.60	$11.60
75.90	15.00%	19.84%	16.00%	9.58%	$1.60	$11.60
77.55	17.50%	22.34%	16.00%	9.58%	$1.60	$11.60
79.20	20.00%	24.84%	16.00%	9.58%	$1.60	$11.60
80.85	22.50%	27.34%	16.00%	9.58%	$1.60	$11.60
82.50	25.00%	29.84%	16.00%	9.58%	$1.60	$11.60
84.15	27.50%	32.34%	16.00%	9.58%	$1.60	$11.60
85.80	30.00%	34.84%	16.00%	9.58%	$1.60	$11.60
87.45	32.50%	37.34%	16.00%	9.58%	$1.60	$11.60
89.10	35.00%	39.84%	16.00%	9.58%	$1.60	$11.60

(1)	If the Notes are purchased or sold in the secondary market, the hypothetical returns of the table will not apply.

(2)	Fund Percentage Change = (Ending Price – Starting Price) / Starting Price, expressed as a percentage.
(3)	Assumes the dividend yield on the Applicable Underlying Fund Shares is not compounded annually and is not reinvested.
(4)	The hypothetical total return on the Russell 1000® Value Index Fund Notes excludes any dividends paid on the Applicable Underlying Fund Shares and is calculated as follows:

•

If the hypothetical Fund Percentage Change is positive, the hypothetical total return will equal the product of (i) the hypothetical Fund Percentage Change x 300%, subject to the hypothetical maximum return on the Notes of 16% (approximately 9.60% per annum on a simple interest basis).

•	If the hypothetical Fund Percentage Change is from and including 0% to and including –15%, the hypothetical total return will equal 0%.

•	If the hypothetical Fund Percentage Change is less than –15%, the hypothetical total return will equal the hypothetical Fund Percentage Change + 15%.

(5)	Hypothetical Note Return Amount = $10 x hypothetical total return on the Notes.
(6)	Hypothetical maturity payment per Note = $10 + hypothetical Note Return Amount.

Delisting or Suspension of Trading in the Underlying Funds Shares; Termination of the Russell 1000® Growth Index or the Russell 1000® Value Index

If an Underlying Fund Shares are delisted from, or trading of an Underlying Fund Shares is suspended on, the American Stock Exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to such Underlying Fund Shares (any such securities, “Successor Shares”), the value of such Successor Shares will be substituted for all purposes, including but not limited to determining the Starting Price, the Ending Price and the Closing Price on every Trading Day. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the related Notes.

If an Underlying Fund Shares are delisted from, or trading of an Underlying Fund Shares is suspended on, the American Stock Exchange and Successor Shares that the Calculation Agent determines to be comparable to such Underlying Fund Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Starting Price, the Ending Price and the Closing Price on every Trading Day. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the related Notes.

If an Underlying Fund is liquidated or otherwise terminated (a “Termination Event”), the Closing Price of such Underlying Fund Shares on each Trading Day from the date of the Termination Event up to and including the Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable (or any Successor Index, as defined below), on such Trading Day (taking into account any material changes in the method of calculating the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, following such Termination Event) equal to that part of the Closing Price of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, represented by the Closing Price of the applicable Underlying Fund Shares on the Trading Day prior to the occurrence of such Termination Event on which a Closing Price of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Price as described above to be furnished to registered holders of the related Notes.

If a Termination Event has occurred and Russell discontinues publication of the Russell 1000® Growth Index or the Russell 1000® Value Index or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, then the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, will be determined by reference to the value of that index, which we refer to as a “Successor Index.” Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the registered holders of the related Notes.

If a Termination Event has occurred and Russell discontinues publication of the Russell 1000® Growth Index or the Russell 1000® Value Index and a Successor Index is not selected by the Calculation Agent or is no longer published on each Trading Day from the date of the Termination Event up to and including the Valuation Date, the value to be substituted for the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, prior to any such discontinuance. In such case, on each Trading Day until and including the date on which a determination by the Calculation Agent is made that a Successor Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, as described in this paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 1000® Growth Index or the Russell 1000® Value Index may adversely affect the value of the related Notes in any secondary market.

If a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, as described above, the Successor Index or value will be substituted for the Russell 1000® Growth Index or the Russell 1000® Value Index, as applicable, for all purposes, including for purposes of determining whether a Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Russell 1000® Growth Index or the Russell 1000® Value Index may adversely affect the value of the related Notes in any secondary market.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Alteration of Method of Calculation

If at any time the method of calculating the Russell 1000® Growth Index or the Russell 1000® Value Index or any Successor Index is changed in any material respect, or if the Russell 1000® Growth Index or the Russell 1000® Value Index or any Successor Index is in any other way modified so that the value of the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Russell 1000® Growth Index or the Russell 1000® Value Index or the Successor Index, as applicable, as if the changes or modifications had not been made, and calculate the value of the index with reference to the Russell 1000® Growth Index or the Russell 1000® Value Index or the Successor Index. Accordingly, if the method of calculating the Russell 1000® Growth Index or the Russell 1000® Value Index or any Successor Index is modified so that the value of the Russell 1000® Growth Index or the Russell 1000® Value Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the relevant index as if it had not been modified.

Dilution Adjustments

The Starting Price of an Underlying Fund Shares will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as Calculation Agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If an Underlying Fund, after the Pricing Date,

(1) pays a share dividend or makes a distribution with respect to the Underlying Fund Shares in the form of the Underlying Fund Shares (excluding any share dividend or distribution for which the number of the Applicable Underlying Fund Shares paid or distributed is based on a fixed cash equivalent value),

(2) subdivides or splits the Underlying Fund Shares into a greater number of shares,

(3) combines the Underlying Fund Shares into a smaller number of shares, or

(4) issues by reclassification of the Underlying Fund Shares other shares,

then, in each of these cases, the Starting Price of such Underlying Fund Shares will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of the applicable Underlying Fund Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of such other shares issued by such Underlying Fund, and the denominator of which will be the number of the applicable Underlying Fund Shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no Underlying Fund Shares are outstanding, the Starting Price will be determined by reference to the other shares issued by the applicable Underlying Fund in the reclassification. If any adjustment is made to the Starting Price of an Underlying Fund Shares, the determination of the related Note Return Amount will be adjusted accordingly.

Each dilution adjustment will be effected as follows:

•

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the applicable Underlying Fund Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Fund, and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Starting Price of any Underlying Fund Shares will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the applicable Underlying Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Starting Price of such Underlying Fund Shares will be further adjusted to the Starting Price that would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the maturity payment, calculated as though the maturity of the Notes were the date of early repayment. See “— Payment at Maturity” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of the Notes will be capped at the maturity payment, calculated as though the maturity date of the Notes were the date of the commencement of the proceeding.

In case of default in payment at maturity of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of             % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, formerly known as The Bank of New York, as successor trustee under an indenture dated June 1, 2005, will serve as trustee for the Notes.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Because the Calculation Agent is an affiliate of Citigroup Funding and Citigroup Inc., potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining amounts due to holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE iSHARES® RUSSELL 1000® GROWTH INDEX FUND AND iSHARES®

RUSSELL 1000® VALUE INDEX FUND

iShares, Inc.

According to publicly available documents, the iShares® Russell 1000® Growth Index Fund and the iShares® Russell 1000 Value Index Fund are two of numerous separate investment portfolios called “Funds” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended February 29, 2008) and other information with the SEC. iShares, Inc.’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary—Where You Can Find More Information” in the accompanying prospectus.

The iShares® Russell 1000® Growth Index Fund

The iShares® Russell 1000® Growth Index Fund seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000® Growth Index. The Russell 1000® Growth Index is a subset of the Rusell 1000 Index, which represents approximately 49% of the total market capitalization of the Russell 1000 Index. The Russell 1000® Growth Index measures the large-capitalization growth sector of the U.S. equity market. The Russell 1000® Growth Index is capitalization-weighted and consists of those companies, or portion of a company, with higher price-to-book ratios and higher forecasted growth within the Russell 1000. Component companies are adjusted for available float and must meet objective criteria for inclusion in the Russell 1000® Growth Index. The Russell 1000® Growth Index represents approximately 43% of the market capitalization of listed U.S. equities and is a leading benchmark of the large cap growth U.S. market.

The iShares® Russell 1000® Growth Index Fund is listed under the symbol “IWF” on the NYSE Arca.

The iShares® Russell 1000 Growth Index Fund uses a “Representative Sampling” strategy to try to track the Russell 1000 Growth Index, which means it invests in a representative sample of securities in the Russell 1000® Growth Index, which have a similar investment profile as the Russell 1000® Growth Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 1000® Growth Index. The iShares® Russell 1000 Growth Index Fund’s top portfolio holdings can be found at the iShares® website. Funds like the iShares® Russell 1000 Growth Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® Russell 1000 Growth Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of iShares, Inc.’s publicly available documents or made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® Russell 1000 Growth Index Fund or the offering of the notes. No representation is made that the publicly available information about iShares, Inc. or the iShares® Russell 1000 Growth Index Fund is accurate or complete.

The notes represent obligations of Citigroup Funding and Citigroup Inc. only. iShares, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

The iShares® Russell 1000® Value Index Fund

The iShares® Russell 1000 Value Index Fund seeks investment returns that correspond generally to the price and yield performance, before fees and expenses, of the large capitalization growth sector of the U.S. equity market, as represented by the Russell 1000® Value Index. The Russell 1000® Value Index represents approximately 51% of the total market capitalization of the Russell 1000 Index. The Russell 1000® Value Index is a subset of the Russell 1000 Index, which measures the large-capitalization growth sector of the U.S. equity market. The Russell 1000® Value Index is capitalization-weighted and consists of those companies, or portion of a company, with lower price-to-book ratios and lower forecasted growth within the Russell 1000 Index.

The iShares® Russell 1000 Value Index Fund is listed under the symbol “IWD” on the NYSE Arca.

The iShares® Russell 1000 Value Index Fund uses a “Representative Sampling” strategy to try to track the Value Index, which means it invests in a representative sample of securities in the Russell 1000® Value Index, which have a similar investment profile as the Russell 1000® Value Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Russell 1000® Value Index. The iShares® Russell 1000 Value Index Fund’s top portfolio holdings can be found at the iShares® website. Funds like the iShares® Russell 1000 Value Index Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. Fund fact sheets which provide information regarding the iShares® Russell 1000 Value Index Fund’s top holdings may be requested by calling 1-800-iShares.

None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of iShares, Inc.’s publicly available documents or made any due diligence investigation or inquiry of iShares, Inc. in connection with the iShares® Russell 1000 Value Index Fund or the offering of the notes. No representation is made that the publicly available information about iShares, Inc. or the iShares® Russell 1000 Value Index Fund is accurate or complete.

The notes represent obligations of Citigroup Funding and Citigroup Inc. only. ishares, Inc. is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

The iShares® Russell 1000® Growth Index and the Russell 1000® Value Index

We have derived all information contained in this product supplement regarding the Russell 1000® Growth Index and the Russell 1000® Value Index, including without limitation, their make-up, method of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by, Russell Investment Group. The Russell 1000® Growth Index and the Russell 1000® Value Index (together, for the purposes of this section, the “Russell 1000® Style Indices”) were developed by Russell Investment Group (formerly, the Frank Russell Company) and are calculated, maintained and published by Russell Investments (“Russell”), a subsidiary of Russell Investment Group. We make no representation or warranty as to the accuracy or completeness of such information.

The Russell 1000® Growth Index is an index calculated, published and disseminated by Russell, and measures the capitalization-weighted price performance of the stocks included in the Russell 1000® Index (each, a “Russell 1000 Component Stock” and collectively, the “Russell 1000 Component Stocks”), determined by Russell to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. The Russell 1000® Value Index is an index calculated, published and disseminated by Russell, and measures the capitalization-weighted price performance of the Russell 1000® Component Stocks, determined by Russell to be value oriented, with lower price-to-book ratios and lower forecasted growth values. All stocks included in the Russell 1000® Style Indices are traded on the NYSE, the AMEX, or the NASDAQ Stock Market. The Russell 1000® Index consists of the 1,000 largest companies included in the Russell 3000E TM Index, and is designed to track the performance of the large capitalization segment of the U.S. equity market. The Russell 3000E TM Index is composed of the 4,000 largest U.S. companies as determined by market capitalization and represents approximately 99% of the U.S. equity market.

Selection of stocks underlying the Russell 1000® Index.    Each of the Russell 1000® Growth Index and the Russell 1000® Value Index is a sub-group of the Russell 1000® Index, which in turn is a subgroup of the Russell 3000E TM Index. To be eligible for inclusion in the Russell 3000E TM Index and the Russell 1000® Index, and, consequently, the Russell 1000® Growth Index or the Russell 1000® Value Index, a company’s stocks must be listed on May 31 st of a given year and Russell must have access to documentation verifying the company’s eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indices at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.

U.S.-incorporated companies are eligible for inclusion in the Russell 1000® Index and, consequently, the Russell 1000® Style Indices. Beginning May 31, 2007, companies incorporated in the following countries/regions are also reviewed for eligibility: the Bahamas, Belize, Bermuda, the British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles and Panama. However, not all companies incorporated in these regions are eligible for inclusion in the Russell 1000® Index. Companies incorporated in these regions are specifically considered eligible for the Russell 1000® Index only if the company meets one of the following criteria: (i) the company headquarters are in the U.S. or (ii) the company headquarters are also in the designated region/country, and the primary exchange for local shares is in the United States. ADRs are not eligible for inclusion in the Russell 1000® Index, and, consequently, are not eligible for inclusion in the Russell 1000® Style Indices.

The following securities are specifically excluded from the Russell 1000® Index, and, consequently, from the Russell 1000® Style Indices: (i) stocks that are not traded on a major U.S. exchange; (ii) preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (iii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, over-the-counter traded securities, closed-end investment companies and limited partnerships. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000E TM Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary trading vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other ( e.g. , tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 st of each year to be eligible for inclusion in the Russell 1000® Index, and, consequently, the Russell 1000 ® Style Indices. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Russell 1000® Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on total market capitalization as of May 31st, with the actual reconstitution effective on the first trading day following the final Friday of June each year, except that if the last Friday of June of any year is the 28th, 29th, or 30th , reconstitution will occur on the preceding Friday. Changes in the constituents are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Capitalization Adjustments.     As a capitalization-weighted index, the Russell 1000® Index reflects changes in the capitalization, or market value, of the Russell 1000® Component Stocks relative to the capitalization on a base date. The current Russell 1000® Index value is calculated by adding the market values of the Russell 1000 Component Stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 1000® Index on the base date of December 31, 1986. To calculate the Russell 1000® Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a Russell 1000® Component Stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 1000® Index. In order to provide continuity for the Russell 1000® Index’s value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for Russell 1000® Component Stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares – corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares – corporate cross-ownership occurs when shares of a company in the Russell 1000® Index are held by another member of a Russell index (including Russell Global Indexes). Any percentage held in this class will be adjusted;

•	Large private and corporate shares – large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Russell 1000® Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies not in the Russell 1000® Index, partnerships, insurance companies not in the Russell 1000® Index, mutual funds, banks not in the Russell 1000® Index or venture capital funds;

•	Unlisted share classes – classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups – shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the index.

Selection of stocks underlying the Russell 1000® Style Indices.    Stocks that belong to the Russell 1000® Index are assigned to the Russell 1000® Growth Index and/or the Russell 1000® Value Index. While the Russell 1000® Growth Index includes those stocks that have been determined by Russell to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values, the Russell 1000® Value Index includes those stocks that have been determined by Russell to be value-oriented, with lower price-to-book ratios and lower forecasted growth values.

The market value of each security in each of the two Russell 1000® Style Indices is determined as a percentage of the market value within the Russell 1000® Index. Stocks are always fully represented by the combination of their growth and value weights, e.g. , a stock that is given a 20% weight in the Russell 1000® Growth Index will have an 80% weight in the Russell 1000® Value Index. A stock that is given a 100% weight in the Russell 1000® Growth Index will hold the same value in the Russell 1000® Growth Index as it holds in the Russell 1000®® Index, and will not be represented in the Russell 1000® Value Index.

Russell uses a “non-linear probability” method to assign stocks to the Russell 1000® Style Indices. The term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price ratio and Institutional Brokers’ Estimate System (“I/B/E/S”) forecast long-term growth mean. This allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the Russell 1000®Growth Index. The stocks included in the Russell 1000® Index are ranked by their adjusted book-to-price ratio and I/B/E/S forecast long-term growth mean. These ranks are converted to standardized units and combined to produce a Composite Value Score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value weights to each stock. In general, stocks with a lower CVS are considered growth, stocks with a higher CVS are considered value, and stocks with a CVS in the middle range are considered to have both growth and value characteristics, and are weighted proportionately in the Russell 1000® Style Indices. However, if a stock’s weight is more than 95% in one of the two Russell 1000® Style Indices, Russell increases its weight to 100% in that index. In addition, the market capitalization of each of the Russell 1000® Style Indices may not equal 50% of the Russell 1000® Index, due to asymmetry in the capitalization distributions that result in a skewed distribution of CVS.

Corporate Actions Affecting the Russell 1000® Style Indices.    The following summarizes the types of maintenance adjustments to which the Russell 1000® Style Indices may be subject, and indicates whether or not an adjustment to the Russell 1000® Growth Index and/or the Russell 1000 ® Value Index is required.

•

“No Replacement” Rule – Securities that leave either of the Russell 1000® Style Indices between reconstitution dates for any reason ( e.g. , mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 1000® Growth Index and the Russell 1000® Value Index over a year will fluctuate according to corporate activity.

•

Rules for Deletions – When a stock is acquired, delisted or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Russell 1000® Growth Index and/or the Russell 1000® Value Index, as applicable, at the market close on the effective date or when the stock is no longer trading on the exchange if the corporate action is considered to be final prior to 2:00 p.m. Eastern Standard Time, or the following day if the corporate action is considered to be final after 2:00 p.m. Eastern Standard Time. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 1000® Growth Index and/or the Russell 1000® Value Index, as applicable, at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 1000® Growth Index and/or the Russell 1000® Value Index, as applicable, unless the company is de-listed from the primary exchange, in which case normal de-listing rules apply. Members of the Russell 1000® Style Indices that are re-incorporated in another country are deleted when the re-incorporation is final.

•

Rules for Additions – The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off company is sufficiently large. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E TM Index at the latest reconstitution. The spin-off company’s “Growth” and/or “Value” designation is determined by the characteristics of its parent entity. If a U.S. spin-off occurs from a Russell Global ex-U.S. Index member, the spun-off company will be placed in the parent’s index and capitalization tier of the Russell Global Index.

•

Merger and Acquisition – When mergers or acquisitions occur, changes to the membership and weighting of members within the Russell 1000® Index occur. In the event a merger or acquisition occurs between members of the Russell 1000® Index, the acquired company is deleted and its market capitalization moves to the acquiring stock according to the terms of the merger, hence, mergers have no effect on the Russell 1000® Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Cross ownership and the level of “Growth” or “Value” of the surviving entity is determined by a weighted average of the cross ownership and the level of “Growth” or “Value” of the two companies prior to the merger. If the acquiring company is a member of the Russell 1000® Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end. If the acquiring company is not a member of any of the Russell Indexes, there are two possibilities:

•

Reverse Merger – If the acquiring company is a private, non-publicly traded company, or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously. The “Value” and “Growth” designations for the surviving entity will be determined by the industry average, and cross ownership will be determined based on the most recent SEC filings.

•	Standard Action – The acquired company is deleted after the action is final.

•

De-listed Stocks – When stocks from the Russell 1000® Style Indices are deleted as a result of exchange de-listing or reconstitution, the price used will be the closing primary exchange price on the day of deletion, or the following day using the closing OTC bulletin board price. However, there may be corporate events, such as mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Re-Classification and Re-Incorporation – For re-classification of shares, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations, deleted entities will be removed either after the close of the current day using the last traded price, if the re-incorporation achieves final status prior to 2:00 p.m. Eastern Standard Time, or after the close of the following day at the last traded price, if the re-incorporation achieves final status after 2:00 p.m. Eastern Standard Time.

Updates to Share Capital Affecting the Russell 1000® Style Indices.    Each month, the Russell 1000® Style Indices are updated for changes to shares outstanding as companies report changes in share capital to the SEC. Effective April 30, 2002, only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 1000® Style Indices. This does not affect treatment of major corporate events, which are effective on the ex-date.

Historical Data on the iShares® Russell 1000® Growth Index Fund Shares

The iShares® Russell 1000® Growth Index Fund shares are listed on NYSE Arca under the symbol “IWF”. Prior to October 10, 2006 the shares were listed on the American Stock Exchange. The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the iShares® Russell 1000® Growth Index Fund shares, as reported on NYSE Arca as applicable, as well as the cash dividends paid per share of the iShares® Russell 1000® Growth Index Fund.

	High	Low	Dividends
2003
Quarter
First	38.49	34.52	0.07327
Second	42.20	36.85	0.08651
Third	44.40	40.80	0.07535
Fourth	46.70	43.48	0.13541
2004
Quarter
First	48.83	45.54	0.00000
Second	48.30	45.74	0.08413
Third	47.25	43.17	0.17259
Fourth	49.29	44.41	0.25526
2005
Quarter
First	48.80	46.44	0.13819
Second	49.02	45.43	0.08199
Third	50.77	48.16	0.09913
Fourth	52.28	47.90	0.13478
2006
Quarter
First	53.02	50.93	0.11600
Second	53.00	48.80	0.13341
Third	52.38	48.03	0.00000
Fourth	55.85	51.89	0.26046
2007
Quarter
First	57.47	54.08	0.13953
Second	60.69	55.69	0.00000
Third	61.80	56.24	0.14625
Fourth	63.51	58.70	0.13051
2008
Quarter
First	60.12	52.90	0.29183
Second	60.15	54.70	0.00000
Third	55.46	46.72	0.30087

The following graph illustrates the historical performance of the iShares® Russell 1000® Growth Index Fund shares based on the closing price thereof on each Index Business Day from January 2, 2003 through October 1, 2008. Past prices of the iShares® Russell 1000® Growth Index Fund shares are not indicative of future prices of the iShares® Russell 1000® Growth Index Fund.

On October 1, 2008, the closing price of the iShares® Russell 1000® Growth Index Fund shares was $47.51.

Historical Data on the iShares® Russell 1000® Value Index Fund Shares

The iShares® Russell 1000® Value Index Fund shares are listed on NYSE Arca under the symbol “IWD”. Prior to October 10, 2006 the shares were listed on the American Stock Exchange. The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for the iShares® Russell 1000® Value Index Fund shares, as reported on NYSE Arca as applicable, as well as the cash dividends paid per share of the iShares® Russell 1000® Value Index Fund.

	High	Low	Dividends
2003
Quarter
First	48.25	40.80	0.22633
Second	52.46	44.05	0.25594
Third	53.14	50.28	0.27263
Fourth	58.30	52.13	0.35729
2004
Quarter
First	61.25	58.08	0.00000
Second	60.55	56.55	0.28308
Third	61.43	57.50	0.59236
Fourth	66.69	59.81	0.42320
2005
Quarter
First	68.62	64.32	0.52403
Second	68.36	63.57	0.28221
Third	69.76	66.99	0.42617
Fourth	70.79	64.97	0.46364

	High	Low	Dividends
2006
Quarter
First	74.01	70.49	0.39458
Second	75.76	70.22	0.37644
Third	77.13	71.68	0.00000
Fourth	83.16	76.92	0.97212
2007
Quarter
First	85.29	80.12	0.45619
Second	89.78	83.27	0.00000
Third	89.21	79.86	0.45953
Fourth	88.18	77.29	0.52387
2008
Quarter
First	79.33	70.45	0.99554
Second	78.71	68.69	0.50564
Third	70.64	61.91	0.43082

The following graph illustrates the historical performance of the iShares® Russell 1000® Value Fund shares based on the closing price thereof on each Index Business Day from January 2, 2003 through October 1, 2008. Past prices of the iShares® Russell 1000® Value Index Fund shares are not indicative of future prices of the iShares® Russell 1000® Value Index Fund.

On October 1, 2008, the closing price of the iShares® Russell 1000® Value Index Fund shares was $63.92.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to initial holders of the Notes who will hold the Notes as capital assets. All references to “holders” are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this Pricing Supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, each holder agrees with Citigroup Funding to treat a Note for U.S. federal income tax purposes as a cash-settled prepaid forward contract subject to a floor, on the value of the Fund on the Valuation Date, pursuant to which forward contract, at maturity each holder will receive the cash value of the Fund subject to certain adjustments, and under the terms of which contract (a) at the time of issuance of the Note the holder deposits irrevocably with Citigroup Funding a fixed amount of cash equal to the purchase price of the Note, and (b) at maturity such cash deposit unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s obligation under the forward contract, and Citigroup Funding will deliver to the holder the cash value of the Fund pursuant to the terms of the Note. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the Notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder.

United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), under the characterization of the Notes agreed to above.

Under the above characterization of the Notes, at maturity or upon the sale or other taxable disposition of a Note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized at maturity or upon the sale or other taxable disposition and the U.S. Holder’s tax basis in the Note. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of disposition. A holder’s tax basis in the Notes generally will equal the holder’s cost for such Notes.

Potential Application of Constructive Ownership Rules

In addition, although the matter is not clear, it is possible that a portion of long-term capital gains realized by you in respect of the Notes could be recharacterized as ordinary income (and therefore as ineligible for preferential tax rates) and that the deemed underpayment of tax with respect to the deferral of such ordinary income could be subject to an interest charge. This possibility arises from the fact that the Notes are likely to constitute a “constructive ownership” transaction within the meaning of Section 1260. Specifically, Section 1260 is intended to address situations in which investors take “constructive ownership” positions (through forward contracts or certain other derivatives) in certain types of underlying investments (including the Fund) and receive, in the form of gains on the disposition of the “constructive ownership” transaction, income that is attributable to current ordinary income generated by the underlying investments. In order to prevent taxpayers from using “constructive ownership” transactions to convert such current ordinary income into long-term capital gains, Section 1260 provides that if an investor in a “constructive ownership” transaction realizes gain from the transaction in excess of the net long-term capital gain the investor would have realized had it held the underlying investment directly, then such excess gain will be treated as ordinary income and that the deemed underpayment of tax with respect to the deferral of such ordinary income will be subject to an interest charge. It is currently unclear whether, or in what manner, Section 1260 would apply to recharacterize some or all of the gains, if any, realized in respect of the Notes. On one hand, because the Notes, by their terms, do not provide returns referenced to ordinary current income generated by the Fund, there is an argument that the Notes do not present the situation that Section 1260 is intended to address. However, because an investor in a Note could, because of the Note’s leveraged upside returns, realize gains on the Note in excess of the net long-term capital gain the investor would have realized from a direct investment in the Fund, the IRS could take the view that such excess return — or a portion of that excess return — is properly recharacterized as ordinary income under Section 1260 and that the deemed underpayment of tax with respect to the deferral of such ordinary income should be subjected to an interest charge. Accordingly, you are urged to consult your tax advisor about the potential application of Section 1260 to the Notes.

Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

Because a holder will be entitled to cash in an amount equal to or greater than the amount of the initial purchase price paid for the Notes unless the settlement value of the Fund on the Valuation Date is below 85% of the settlement value of the Fund on the Pricing Date, the IRS could seek to analyze the federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the

U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Notes offer no assurance that a holder’s investment will be returned to the holder at maturity except to the extent that the settlement value of the Fund is not below 85% of the settlement value of the Fund on the Pricing Date; instead, at maturity, the Notes provide economic returns that are generally indexed to the performance of the Fund. Further, a holder may receive at maturity economic returns that are substantially lower or higher than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the Notes for U.S. federal income tax purposes, not as debt instruments, but as a cash-settled prepaid forward contract subject to a floor, pursuant to which forward contract at maturity each holder will receive the cash value of Fund subject to certain adjustments. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the Notes, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the annual rate of     % compounded semi-annually (“"the comparable yield”), regardless of the U.S. Holder’s method of tax accounting, and (ii) gain or loss realized by a U.S. Holder at maturity or upon a sale or taxable disposition of a Note generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as capital gain or loss.

It is also possible that future regulations or other IRS guidance would require you to accrue income on the Notes on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Notes in another manner that significantly differs from the agreed-to treatment discussed above. The IRS and U.S. Treasury Department recently issued a notice (the “Notice”) that requests public comments on a comprehensive list of tax policy issues raised by prepaid forward contracts, which include financial instruments similar to the Notes. The Notice contemplates that such instruments may become subject to taxation on a current accrual basis under one or more possible approaches, including a mark-to-market methodology; a regime similar to the Contingent Payment Regulations; categorization of prepaid forward contracts as debt; and treatment of prepaid forward contracts as “constructive ownership” transactions discussed above. The Notice also contemplates that all (or significant portions) of an investor’s returns under prepaid forward contracts could be taxed at ordinary income rates (as opposed to capital gains rates). It is currently impossible to predict what guidance, if any, will be issued as a result of the Notice, and whether any such guidance could have retroactive effect.

In addition, legislation recently has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the Notes) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Information Reporting and Backup Withholding.    Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules. U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

Non-United States Holders

A holder or beneficial owner of Notes that is not a U.S. Holder (a “Non-U.S. Holder”) generally will not be subject to U.S. federal income or withholding tax on any capital gain realized upon the maturity, sale or other disposition of the Notes by a Non-U.S. Holder, unless the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (or, where a tax treaty applies, is attributable to a United States permanent establishment), or in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met.

In general, a Non-U.S. Holder will not be subject to U.S. federal backup withholding or information reporting with respect to any gain on the Notes if the Non-U.S. Holder provides an IRS Form W-8BEN (or a successor form) with respect to such payments.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of a prepaid forward contract should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the Notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult your own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

PLAN OF DISTRIBUTION

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets $             principal amount of the Russell 1000® Growth Index Fund Notes (             Russell 1000® Growth Index Fund Notes) for $9.825 per Note, and $             principal amount of the Russell 1000® Value Index Fund Notes (             Russell 1000® Value Index Fund Notes) for $9.825 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers, including Citi International Financial Services, a broker-dealer affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.150 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.150 per Note on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, a fixed sales commission of $0.150 for each note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes—The Market Value of the Notes May Be Affected by Purchases and Sales of the Stocks Included in the Fund or Related Derivative Instruments by Affiliates of Citigroup Funding Inc.” in this pricing supplement, “Risk Factors—Citigroup Funding Inc.’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a)	it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, a s amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)	if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of the document.

Pricing Supplement
Summary Information – Q&A	PS-2
Risk Factors Relating to the Notes	PS-7
Description of the Notes	PS-11
Description of the iShares® Russell 1000® Growth Index Fund and iShares® Russell 1000® Value Index Fund	PS-20
Certain United States Federal Income Tax Considerations	PS-28
Plan of Distribution	PS-31
ERISA Matters	PS-31

Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-6
Description of the Notes	S-7
Certain United States Federal Income Tax Considerations	S-33
Plan of Distribution	S-40
ERISA Matters	S-41

Prospectus
Prospectus Summary	1
Forward-Looking Statements	6
Citigroup Inc.	6
Citigroup Funding Inc.	6
Use of Proceeds and Hedging	7
European Monetary Union	8
Description of Debt Securities	8
Description of Index Warrants	21
Description of Debt Security and Index Warrant Units	24
Limitations on Issuances in Bearer Form	25
Plan of Distribution	26
ERISA Matters	29
Legal Matters	29
Experts	29

Citigroup Funding Inc.

Medium-Term Notes, Series D

Buffer Notes Based Upon the iShares® Russell 1000® Growth Index Fund

Buffer Notes Based Upon the iShares® Russell 1000® Value Index Fund

Due             , 2010

($10 Principal Amount per Note)

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed

by Citigroup Inc.

Pricing Supplement

            , 2008

(Including Prospectus Supplement

Dated April 13, 2006 and

Prospectus Dated March 10, 2006)